FOR IMMEDIATE RELEASE
October 10, 2002

Belgacom CEO Goossens resigns as Tellabs director

Naperville, Ill. — Citing pressing business concerns and time constraints, John J. Goossens, CEO and president of Belgium’s national telecom operator Belgacom, is resigning from the Tellabs board of directors. Goossens indicated a need to reduce his activities outside his own company. Goossens had served on the Tellabs board since April 2001. His resignation is effective immediately.

“We will miss John and his international perspective. We sincerely thank him for his contribution to Tellabs and for giving us a viewpoint through the eyes of our international customers,” said Michael J. Birck, Tellabs chairman and chief executive officer.

Tellabs plans to nominate a director to succeed Goossens in its 2003 proxy statement, and the company’s stockholders will vote on the nominee at the company’s annual meeting scheduled in April 2003.

Tellabs provides innovative bandwidth management solutions to help carriers around the world move communications efficiently and effectively. The world communicates through Tellabs — most telephone calls and Internet sessions in several countries, including the United States, flow through the company’s equipment. Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries (NASDAQ: TLAB; tellabs.com).

CONTACTS:
Jean Medina
+1.630.798.2509
jean.medina@tellabs.com
Jennifer Stiglic
+1.630.798.2505
jennifer.stiglic@tellabs.com

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or in other countries.